EXHIBIT 3.1




                         CERTIFICATE OF DESIGNATION OF SERIES

                     AND DETERMINATION OF RIGHTS AND PREFERENCES

                                          OF

                       SERIES B 5% CONVERTIBLE PREFERRED STOCK

                                          OF

                             AMERICAN ELECTROMEDICS CORP.


                    American Electromedics Corp., a Delaware corporation (the "Company"), acting pursuant to S 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series B Convertible Preferred Stock.

                    FIRST:    The name of the Company is American
                              Electromedics Corp.

                    SECOND: The Board of Directors of the Company pursuant to a unanimous written consent in lieu of a meeting, dated as January 25, 1999, adopted the following resolutions:

                    WHEREAS the Certificate of Incorporation of the Company authorizes Preferred Stock consisting of 1,000,000 shares, par value $.01 per share, issuable from time to time in one or more series; and

                    WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article FOUR (4) of the Company's Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

                    WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

                    NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOUR (4) of the Company's Certificate of Incorporation, as amended, there is hereby established a new series of 2,000 shares of Series B 5% Convertible Preferred Stock of the Company (the "Series B Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article FOUR (4) as follows:

               1.   Dividends.
                    ---------

                    (a) The holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to five percent (5%) (the "Dividend Rate") of the Liquidation Preference (as hereinafter defined) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company ranking junior to the Series B Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), at a date no earlier than the Conversion Date (as hereinafter defined). No dividends shall be declared or paid on the Series B Preferred Stock other than a dividend payable on shares of Series B Preferred Stock then being converted in accordance with Section 4 hereof unless a dividend is also declared and/or paid as may then be required on the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                    (b) Dividends shall accrue with respect to each share of Series B Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series B Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company, except the repurchase of Junior Stock from employees of the Company upon termination of employment. At the earlier of: (i) the redemption or conversion of the Series B Preferred Stock or (ii) the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series B Preferred Stock. No accumulation of dividends on the Series B Preferred Stock shall bear interest.

                    (c) At the election of the Company, each dividend may be paid either in shares of Common Stock or in cash. If dividends are paid in shares of Common Stock, the number of shares to be distributed shall be determined based on the average Closing Bid Price of the shares of Common Stock for the five (5) Trading Days immediately preceding the date such dividends are declared and the shares of Common Stock issued in payment of the dividend must either be subject to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or be presently saleable pursuant to an exemption from registration thereunder. For purposes of this Certificate of Designations, the term "Closing Bid Price" means, for the Common Stock as of any date, the closing bid price on the principal securities exchange or trading market where the Company's Common Stock is listed or traded as reported by Bloomberg, L.P. ("Bloomberg"), or, if applicable, the closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price of the Common Stock cannot be calculated on such date on any of the foregoing bases, the Closing Bid Price of the Common Stock on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series B Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such shares. "Trading Day" shall mean any day on which the Company's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. Dividends paid in shares of Common Stock shall be paid in full shares only, with a cash payment equal to the value of any fractional shares. Each dividend paid in cash shall be mailed to the holders of record of the Series B Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

               2.   Liquidation, Dissolution or Winding Up.
                    --------------------------------------

                    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking in liquidation prior and in preference to the Series B Preferred Stock (collectively referred to as "Senior Preferred Stock"), in pari passu with the holders of the Series A Preferred Stock and any other class or series of stock of the Company, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series B Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock (and the holders of any other series of Preferred Stock with a Liquidation Preference equal to the Liquidation Preference of the Series B Preferred Stock, including, without limitation, the holders of the Series A Preferred Stock) the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock (and the holders of any other series of Preferred Stock with a Liquidation Preference equal to the Liquidation Preference of the Series B Preferred Stock) shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                    (b) After the payment of all preferential amounts required to be paid to the holders of Preferred Stock upon the dissolution, liquidation or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, with each share of Series A Preferred Stock and Series B Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock and Series B Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

                    (c) The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than fifty percent (50%) of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this Section 2, unless the holders of sixty-six and two-thirds percent (66-2/3%) of the Series B Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series B Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.


               3.   Voting.
                    ------

                    (a) The holders of the Series B Preferred Stock shall not have any voting rights except (i) as required by law and (ii) as provided in Section 4(b) below.

                    (b) The Company shall not amend, alter or repeal preferences, rights, powers or other terms of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

               4.   Conversion.
                    ----------

                    The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                    (a)  Right to Convert.  At any time and from time to
                         ----------------
          time after April 30, 1999, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one thousand dollars ($1,000) by the Conversion Price (as defined below) in effect at the time of conversion, provided the conversion must be for not less than an aggregate $25,000 Liquidation Preference of the Series B Preferred Stock, or the balance of the holder's certificates for Series B Preferred Stock if less than $25,000 aggregate Liquidation Preference. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall be the lower of (i) $2.00 or (ii) seventy-five percent (75%) of the average Closing Bid Price of the shares of Common Stock for the five (5) Trading Days prior immediately to the Conversion Date (as hereinafter defined). In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full trading day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

                    (b)  Fractional Shares.  No fractional shares of Common
                         -----------------
          Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective
          Conversion Price.

                    (c)  Mechanics of Conversion.
                         -----------------------

                        (i) The Company shall permit each holder of Series B Preferred Stock to exercise its right to convert the Series B Preferred Stock by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Company by facsimile to (603) 880-6390 or such other facsimile number as designated by the Company, and delivering within five (5) business days thereafter, the original Notice of Conversion, together with the certificates representing the related shares of Series B Preferred Stock, to the Company by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion is faxed to and received in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company shall, at its expense, transmit the certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock (together with certificates representing the related shares of Series B Preferred Stock not so converted) to such holder via express courier, by electronic transfer or otherwise, within three (3) business days after receipt by the Company of the date the certificates representing the shares of Series B Preferred Stock to be converted are duly received by the Company (the "Delivery Date"). For purposes of this Certificate of Designations, such conversion of the Series B Preferred Stock shall be deemed to have been made immediately prior to the close of business on the Conversion Date.

                         (ii)  The Company shall at all times have
          authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Series B Preferred Stock. The Company shall use its best efforts at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than two (2) times the number that is then actually issuable upon the conversion of the Series B Preferred Stock.

                         (iii) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series
          B Preferred Stock accordingly.

                        (iv) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may at the option of any holder tendering Series B Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of the sale of securities.

                         (v) The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the holder of the Series B Preferred Stock being converted (the "Converting Holder"). As compensation to the Converting Holder for such loss, the Company agrees to pay late payments to the Converting Holder in the event that due entirely to the Company's direct or indirect actions or to its failure to act (the "Company's Actions"). The Company shall issue and deliver the shares of Common Stock upon conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from the Delivery Date):

           No. Business Days Late          Late Payment for Each $10,000
           ----------------------          of Preferred Stock Liquidation
                                           Amount Being Converted
                                           ----------------------


           1                               $100

           2                               $200

           3                               $300

           4                               $400

           5                               $500

           >5 $500 +$200 for each Business Day Late beyond 5 days from The Delivery Date

          The Company shall pay any payments incurred under this Subsection
          (c)(v) in immediately available funds upon demand. Nothing herein shall limit the Converting Holder's right to pursue actual damages for the Company's Actions resulting in the transfer agent's failure to issue and deliver the Common Stock to the Converting Holder. Furthermore, in addition to any other remedies which may be available to the addition to any other remedies which may be available to the Converting Holder, in the event that due to the Company's Actions, the transfer agent fails to deliver such shares of Common Stock within five (5) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall be restored to its position immediately prior to delivery of such Notice of Conversion.

                        (vi) If, by the relevant Delivery Date, due to the Company's Actions, and the transfer agent fails for any reason to deliver the Shares to be issued upon conversion of Series B Preferred Stock and after such Delivery Date, the Converting Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make deliver in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares of Common Stock to be issued upon such conversion (a "Buy-In"), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of the Securities Purchase Agreement and related Agreements pursuant to which the Series B Preferred Stock was sold by the Company to the initial holders, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covered Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

                         (vii) Subject to the completeness and accuracy of the Converting Holder's representations and warranties herein and in the Securities Purchase Agreement pursuant to which the Company sold the Series B Preferred Stock, upon the conversion of any Series B Preferred Stock by a person who is a non-U.S. Person, and following the expiration of any applicable Restricted Period (as those terms are defined in Regulation S under the Securities Act), the Company, shall at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of the Converting Holder (or its nominee (being a non-U.S. Person) or such non-U.S. persons as may be designated by the Converting Holder) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Nothing in this
          Section 4, however, shall affect in any way the Converting Holder's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the Common Stock.

                    (d)  Quantity Limitations on Conversion.
                         ----------------------------------
          Notwithstanding anything herein to the contrary, no holder of Series B Preferred Stock shall have the right, and the Company shall not have the obligation, to convert all or any portion of the Series B Preferred Stock (and the Company shall not have the right to pay dividends on the Series B Preferred Stock in shares of Common Stock) if and to, the extent that the issuance to such holder of shares of Common Stock upon such conversion (or payment of dividends) would result in such holder being deemed the beneficial owner of more than nine and nine-tenths percent (9.9%) of the then outstanding shares of Common Stock within the meaning of Section 13 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder.

                    (e)  No Impairment.  The Company will not, by amendment
                         -------------
          of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

                    (f)  Notice of Record Date.  In the event:
                         ---------------------
                        (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

                        (ii) that the Company subdivides or combines its outstanding shares of Common Stock;

                        (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);

                        (iv) of any consolidation or merger of the Company into or with another corporation, or any exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity; or

                        (v) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

          then the Company shall cause to be filed at its principal executive offices or at the office of the transfer agent of the Series B Preferred Stock, and shall cause notice thereof to be mailed to the holders of the Series B Preferred Stock at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

                    (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                          (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                    (g)  Adjustment to Conversion Price.
                         ------------------------------

                         (i) If, prior to the conversion of all shares of Series B Preferred Stock, any of the events specified in Section 4(f)(i) through (iii) hereof occurs, the Board of Directors of the Company shall make an equitable adjustment in the Conversion Price, if necessary, to reflect such event in order to preserve substantially the Conversion Rights of the holders of Series B Preferred Stock. The Company shall send to each holder of Series B Preferred Stock written notice of each change in the Conversion Price.

                         (ii) If, prior to the conversion of all shares of Series B Preferred Stock, any of the events specified in Section 4(f)(iv) hereof occurs, then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of shares of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the conversion of shares of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place. In any case subject to this Subsection (g) (ii) appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number or type of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this Subsection (g) (ii) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series B Preferred Stock may be entitled to purchase upon conversion, provided that such resulting successor or acquiring entity has a class of securities registered under Section 12 of the Exchange Act.

                    (h)  Mandatory Conversion.
                         --------------------

                         (i) The Company may, at its option, require all (and not less than all) holders of shares of Series B Preferred Stock then outstanding to convert their shares of Series B Preferred Stock into shares of Common Stock at the then effective Conversion Price pursuant to this Section 4, at any time on or after the first anniversary of the date the registration statement filed under the Securities Act relating to the shares of Common Stock into which the Series B Preferred Stock is then convertible was declared effective by the Securities and Exchange Commission.

                         (ii) All holders of record of shares of Series B Preferred Stock then outstanding will be given at least ten (10) days' prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 4(h). Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series B Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

               5.   Optional Redemption.
                    -------------------

                    (a)  Redemption Price.  At any time, and from time to
                         ----------------
          time, the Company may, at its option, redeem any number of shares of Series B Preferred Stock by paying cash to the holders thereof equal to: (i) during the first thirty (30) days following the date the shares are first issued (the "Issue Date"), one hundred and five percent (105%) of the sum of (A) Liquidation Preference for such shares plus (B) any accrued but unpaid dividends (such sum being the "Redemption Amount"), (ii) during the second thirty
          (30) day period following the Issue Date at one hundred and ten percent (110%) of the Redemption Amount, (iii) during the third thirty (30) day period following the Issue Date at one hundred and fifteen percent (115%) of the Redemption Amount, (iv) during the fourth thirty (30) day period following the Issue Date at one hundred and twenty percent (120%) of the Redemption Amount, and
          (v) thereafter at the greater of (X) one hundred and twenty percent (120%) of the Redemption Amount or (Y) the market price on an as converted basis of the shares of Series B Preferred Stock (based on the average Closing Bid Price of the Common Stock for the five (5) Trading Days immediately preceding the date of the Company's notice of redemption) plus all accrued and unpaid dividends. Notwithstanding anything to the contrary contained herein, so long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not redeem any shares of Series B Preferred Stock without the prior written consent of the holders of sixty-six and two-thirds percent (66 %) of the outstanding shares of Series A Preferred Stock.

                    (b)  Redemption Procedure.  Upon receipt of notice of
                         --------------------
          the Company's election to exercise its redemption rights under
          Section 5(a) thereof, each holder of Series B Preferred Stock shall accept its ratable portion (based on its holdings of Series B Preferred Stock as compared to the aggregate number of shares of Series B Preferred Stock then outstanding) of such offer by tendering such holder's shares to the Company for redemption, at an address to be set forth in such notice, at any time prior to 5:00 p.m. New York time on the fifth Trading Day (the "Redemption Date") following receipt of such notice. Within five (5) Trading Days of the Redemption Date, if notice is sent, the Company shall remit fifty percent (50%) of the applicable redemption price and within ten (10) Trading Days of the Redemption Date, if notice is sent, the Company shall remit the remaining fifty percent (50%) of the applicable redemption price, calculated pursuant to
          Section 5(a) hereof, by check to each holder of the Series B Preferred Stock, to the most recent address of each holder, as set forth in the Company's books and records. The failure of the Company to remit the redemption price within the applicable time period shall render the Company's notice of redemption void, and the Company shall thereafter have no right to redeem any shares of Series B Preferred Stock pursuant to this Section 5.

                    (c)  Cancellation of Redeemed Stock.  Any shares of
                         ------------------------------
          Series B Preferred Stock redeemed pursuant to this Section 5 or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not under any circumstances be reissued. The Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Company's capital stock.

                    (d)  Restrictions on Purchases.  The Company will not,
                         -------------------------
          and will not permit any subsidiary of the Company to, purchase or acquire any shares of Series B Preferred Stock otherwise than pursuant to an offer made on the same terms to all holders of Series B Preferred Stock at the time outstanding.

                    (e)  Conversion Right.  Anything contained in this
                         ----------------
          Section 5 to the contrary notwithstanding, the holders of shares of Series B Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the Redemption Date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 4 hereof.

               6.   Sinking Fund.  The Company shall not be required to
                    ------------
          establish or maintain any sinking fund for the payment of dividends or liquidation preferences on the Series B Preferred Stock or the redemption of any shares thereof.

               7.   Notices.  Except as otherwise specifically provided
                    -------
          herein, all notices to be provided hereunder shall be sent by first class or registered mail, postage prepaid, in the case of the Company to its principal executive offices, or in the case each record holder of Series B Preferred Stock, at such holder's address last shown on the records of the transfer agent for the Series B Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

                    IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President this 2nd day of February, 1999.

                                             By:  /s/ Michael T. Pieniazek
                                                  ------------------------
                                                  Michael T. Pieniazek
                                                    President